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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Payless ShoeSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3231 Southeast Sixth Avenue
Topeka, Kansas 66607
April 22, 2005
Dear Fellow Shareowner,
      On behalf of the Board of Directors and Management of Payless ShoeSource, Inc., I cordially invite you to attend the Annual Meeting of Shareowners to be held at the Payless ShoeSource, Inc. Worldwide Headquarters, at 3231 Southeast Sixth Avenue, Topeka, Kansas on Thursday, May 26, 2005, at 10:00 a.m., Central Daylight Saving Time. At the meeting, you will hear a report on the Company’s progress during fiscal 2004, and our strategies for the future, and you will have a chance to meet the Company’s directors and executives. In addition, we will conduct the following business:

I.	Elect three directors each for a three-year term;

II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2005; and

III.	Conduct other business, if properly raised.
      In the following pages you will find the formal notice of the meeting and the proxy statement. The proxy statement provides more detail about the agenda and procedures for the meeting and includes biographical information about the director candidates.
      Even if you only own a few shares, we want your shares to be represented at the meeting. I encourage you to vote via the Internet. Voting by the Internet is fast and convenient. More importantly, voting by the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. To attend the meeting in person, please follow the instructions on page 1.
      Thank you for your investment in Payless ShoeSource, Inc.

Sincerely,

Steven J. Douglass
Chairman of the Board and Chief Executive Officer

NOTICE OF PAYLESS SHOESOURCE, INC., ANNUAL MEETING OF SHAREOWNERS
PROXY STATEMENT
PROPOSAL I: ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN FISCAL 2004
AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2004 AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2004
PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANTS FOR FISCAL YEAR 2005
ADDITIONAL INFORMATION

DIRECTIONS TO PAYLESS WORLDWIDE HEADQUARTERS
      The Pozez Auditorium is located at the Payless Worldwide Headquarters located at 3231 Southeast Sixth Avenue, Topeka, Kansas.
      Parking is available for you in the Visitor’s parking lot. From the parking lot, you may enter the Payless Worldwide Headquarters from the Visitor’s entrance.

NOTICE OF PAYLESS SHOESOURCE, INC., ANNUAL MEETING OF SHAREOWNERS
      Date:
               May 26, 2005
      Time:
               10:00 a.m., Central Daylight Saving Time
      Place:

Payless ShoeSource, Inc. Worldwide Headquarters Pozez Auditorium 3231 Southeast Sixth Avenue Topeka, Kansas
      Purposes:

I.	Elect three directors each for a three-year term
II.	Ratify the appointment of Deloitte & Touche LLP as the
Company’s independent registered public accountants for fiscal year 2005

III.	Conduct other business, if properly raised
      Who may vote?
               Only shareowners of record on April 1, 2005, may vote.
      Your vote is important. I encourage you to vote via the Internet. Voting by the Internet is fast and convenient. More importantly, voting by the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope or vote via the Internet at http://www.eproxyvote.com/umb-bank/. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

Michael J. Massey
Secretary
April 22, 2005

PROXY STATEMENT
What are the purposes of this meeting?
      The purposes of this meeting are to (i) elect three directors each for a three-year term; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2005; and (iii) conduct other business, if properly raised.
Who may vote?
      Shareowners of Payless ShoeSource, Inc., a Delaware corporation (“Payless” or the “Company”), as recorded in our stock register on April 1, 2005, may vote at the meeting.
How to vote?
      Proxies may be submitted either via the Internet at http://www.eproxyvote.com/umb-bank/ or United States mail. Also, you may vote in person at the meeting. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.
How do proxies work?
      The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You also may vote for, or against or abstain from voting on the proposal to ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accountants. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of Management’s proposal.
Why did I receive multiple proxy cards?
      You may receive more than one proxy or voting instruction card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. Payless employees will receive voting instruction cards for the aggregate number of shares they hold in the Company’s profit sharing plans and for shares held in the employee stock purchase plan. If you hold shares through someone else, such as a stockbroker, you may also get material from them asking how you want to vote. Please vote each proxy or voting instruction card.
How do I revoke my proxy?
      You may revoke your proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via the Internet. Record holders may also revoke their proxy by voting in person at the meeting or by notifying the Company’s Secretary in writing at the address listed under “Questions” on page 22.
What is a quorum?
      In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. Shares owned by Payless affiliated companies are not voted and do not count for this purpose.
How many votes are needed?
      The director candidates receiving the most votes will be elected to fill the seats on the Board. The other Management proposal will pass if a majority of the votes are in favor of it. We count abstentions and broker non-votes to determine if a quorum is present, but not to determine if a proposal passes. When a broker returns a proxy, but does not have authority to vote on a particular proposal, we call it a “broker non-vote.”
Who may attend the meeting?
      Only shareowners, their proxy holders and the Company’s guests may attend the meeting. The lower half of your proxy or voting instruction card is your admission ticket. Please bring the admission ticket with you to the meeting.
      If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address listed under “Questions” on page 22, and we will send you an admission ticket. Alternatively, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Payless shares on April 1, 2005.

This Proxy Statement and the enclosed form of proxy are being mailed to shareowners on or about April 22, 2005.

PROPOSAL I: ELECTION OF DIRECTORS
Proposal I on the accompanying proxy card.
Directors and Nominees for Director
      The Board currently consists of ten Directors divided into three classes serving staggered terms. Seven of the Company’s current Directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Three of the Company’s Directors who served in the preceding year, Messrs. Steven J. Douglass and Howard R. Fricke and Ms. Judith K. Hofer, serve in a class with a term that expires at the Annual Meeting. Messrs. Douglass and Fricke and Ms. Hofer are the nominees of the Board for reelection at the Annual Meeting. If elected at the Annual Meeting, each of Messrs. Douglass and Fricke and Ms. Hofer will serve a term of three years to expire at the Annual Meeting of Shareowners to be held in the year 2008 or until his or her successor is elected and qualifies. During 2004, Mr. Cantrell resigned as a Director.
      Ms. Mylle H. Mangum and Messrs. Michael A. George and John F. McGovern have terms expiring at the 2006 Annual Meeting of Shareowners. Messrs. Daniel Boggan Jr., Michael E. Murphy, Michael A. Weiss, and Robert C. Wheeler have terms expiring at the 2007 Annual Meeting of Shareowners.
      Each nominee has consented to being named as a nominee and to serve, if elected. If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Board may reduce the number of Directors to be elected.

Directors Subject to Election:
      STEVEN J. DOUGLASS is 55 years old and has served as Chairman of the Board and Chief Executive Officer of Payless since May 4, 1996, the date on which the Payless Common Stock was distributed in a spin-off by The May Department Stores Company (“May”) to its shareowners (the “Spin-off”). Mr. Douglass served as Chairman and Chief Executive Officer of Payless from April 1995 to the Spin-off. He joined Payless in 1993 and served as Senior Vice President/ Director of Retail Operations from 1993 to January 1995 and as Executive Vice President/ Director of Retail Operations from January 1995 to April 1995. Prior to his association with Payless, Mr. Douglass held several positions at divisions of May, including Chairman of May Company, Ohio from 1990 to 1993 and Senior Vice President and Chief Financial Officer of J.W. Robinsons from 1986 to 1990. Mr. Douglass is a director of The Security Benefit Group of Companies (“Security Benefit”). Mr. Douglass has served as a Director of Payless since April 1996.
      HOWARD R. FRICKE is 69 years old and has been Chairman of the Board of Security Benefit since 1988. He has been Secretary of Commerce for the State of Kansas since September 2004. Mr. Fricke was Secretary of Administration for the State of Kansas from December 29, 2002 until September 2004. Mr. Fricke served as Chief Executive Officer of Security Benefit from 1988 to January 2001. He also serves as a director of Security Benefit. Mr. Fricke has served as a Director of Payless since April 1996.
      JUDITH K. HOFER is 65 years old and has served as a retail consultant for May since 2002. From 2000 to 2002, Ms. Hofer served as President and CEO of May Merchandising Corporation. From 1978 to 2000, Ms. Hofer served in a number of positions of increasing responsibility with May and its various subsidiaries. Ms. Hofer serves as a director of Viad Corporation, MoneyGram International and Ashworth, Inc. Ms. Hofer has served as a director of Payless since July 2004.
THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF THE ABOVE NOMINEES.

Continuing Directors:
      DANIEL BOGGAN JR. is 58 years old and has served as Director of Business Development of Siebert Branford Shank & Co., LLC since September 2003. Mr. Boggan served as Senior Vice President of the National Collegiate Athletic Association (“NCAA”) from 1998 through his retirement in August 2003. He joined the NCAA in 1994 as Group Executive Director for Education Services and served as Chief Operating

Officer from January 1996 to August 1998. Prior to his tenure with the NCAA, Mr. Boggan was Vice Chancellor of the University of California from 1986 to 1994, and City Manager of Berkeley, California from 1982 to 1986. Mr. Boggan is a director of The Clorox Company and Viad Corporation. Mr. Boggan has served as a Director of Payless since September 1997.
      MICHAEL A. GEORGE is 43 years old and has served as Chief Marketing Officer and General Manager, U.S. Consumer business of Dell Inc. (“Dell”) since February 2004. Mr. George joined Dell in March 2001. He served as Chief Marketing Officer from May 2001 to February 2004 and Executive Assistant to Michael Dell from March 2001 to May 2001. Prior to joining Dell, Mr. George was a senior partner at McKinsey & Co., Inc. from August 1985 to February 2001. Mr. George has served as a Director of Payless since February 2004.
      MYLLE H. MANGUM is 56 years old and has served as Chief Executive Officer of True Services Holdings, LLC and International Banking Technologies since October 2003. In October 2003, True Services Holdings, LLC entered into a partnership with International Banking Technologies. Prior to the partnership, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992. She is a director of Barnes Group Inc., Emageon, Inc., Respironics, Inc., Scientific-Atlanta, Inc. and Haverty Furniture Companies, Inc. Ms. Mangum has served as a Director of Payless since November 1997.
      JOHN F. MCGOVERN is 58 years old and is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/ Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as Director of Genetek, Inc., and Chart Industries, Inc. Mr. McGovern served as a director and officer of ChannelLinx, Inc., which filed bankruptcy subsequent to his resignation. Mr. McGovern has served as a Director of Payless since June 2003.
      MICHAEL E. MURPHY is 68 years old and is the former Vice Chairman and Chief Administrative Officer of Sara Lee Corporation (“Sara Lee”). He served in such capacity from 1994 to 1997. In addition, he served as a director of Sara Lee from 1979 to October 1997. Mr. Murphy joined Sara Lee in 1979, serving as Executive Vice President and Chief Financial and Administrative Officer from 1979 to 1993 and as Vice Chairman and Chief Financial and Administrative Officer from 1993 to 1994. Mr. Murphy is a director of Coach, Inc., CNH Global N.V., and GATX Corporation. Mr. Murphy is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy has served as a Director of Payless since April 1996.
      MICHAEL A. WEISS is 63 years old and is the former President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc. (“Limited”). He served in such capacity from 1997 to 2004. Mr. Weiss joined Limited in 1981 and served in a number of positions of increasing responsibility including Vice Chairman from 1993 to 1997 and President of Express from 1982 to 1993. Previously, he had been General Manager for Trousers Up, a subsidiary of Apparel Industries, Inc., and Merchandise Manager for Casual Corner Group, Inc. Mr. Weiss began his career at Abraham & Straus, a subsidiary of Federated Department Stores. Mr. Weiss has served as a Director of Payless since January 2005.
      ROBERT C. WHEELER is 63 years old and has served as President of Hill’s Pet Nutrition, Inc. since 1981. He assumed the title of Chairman and Chief Executive Officer in June 1996. From 1987 to 1992, he served as Vice President of Colgate-Palmolive Company and has been a Corporate Officer since 1992. Mr. Wheeler currently serves as a Director of Security Benefit. Mr. Wheeler has served as a Director of Payless since September 2001.

Corporate Governance Principles
      At its February meeting, the Board of Directors reviewed its charter and amended its governance guidelines for the Company and the Board. The full text of the Company’s governance guidelines, and the charters for the Board, Audit and Finance Committee and the Compensation, Nominating and Governance Committee are each posted on the Company’s investor relations website at www.paylessinfo.com.

Purpose of the Board of Directors
      The business of Payless is managed under the direction of the Board. The purpose of the Board is to oversee management’s conduct of the business of Payless.

Board Responsibilities
      The Board’s responsibilities (acting as a whole and through its standing committees) include:

•	Reviewing management’s determination of objectives, strategies, policies and plans for the Company.

•	Electing, monitoring, evaluating, compensating and, if necessary, replacing the Chief Executive Officer and other senior executives.

•	Reviewing management’s plans for guarding and preserving of the Company’s assets including intangibles such as the Company’s reputation and maintaining a reservoir of successor management talent.

•	Reviewing and approving plans, plans for major changes in the senior corporate organizational structure.

•	Reviewing and approving management’s strategic and business plans and conducting continuing appraisals of management’s performance against their established plans and objectives.

•	Through the Audit and Finance Committee, recommending outside auditors for approval by shareowners.

•	Reviewing and approving strategic business plans, major transactions, changes in corporate financial structure affecting balance sheet items, financial plans, objectives and actions, including significant capital allocations and expenditures.

•	Designating and appointing members of committees of the Board, establishing appropriate limits of authority, and receiving reports from such committees and reviewing and approving such committee’s recommendations where necessary.

•	Reviewing management’s recommendations for maintenance and revision of the Company’s Certificate of Incorporation and By-laws.

•	Reviewing the Compensation, Nominating and Governance Committee’s recommendations for perpetuation of a sound Board through planned and orderly recruitment activities, regular election and the filing of interim vacancies.

Board Organization
      The Board consists of a substantial majority of independent directors who the Board has determined meet the New York Stock Exchange’s (the “NYSE”) definition of independence. Mr. Douglass serves as the Company’s Chief Executive Officer and is currently the only management director. He therefore is the only director that does not meet the NYSE’s definition of independence. In 2002, the Board created the position of Lead Director, whose primary responsibility is to be available to consult with the Chief Executive Officer about concerns of the Board of Directors, to be available to consult with any of the Senior Executives of the Company regarding concerns, and to preside over executive sessions of the Board in which Management Directors and other members of Management do not participate. Director Fricke has served in this position during fiscal 2004. The Board elects the Lead Director at its May meeting.

      The Board maintains two standing committees, the Audit and Finance Committee and the Compensation, Nominating and Governance Committee. Each of these committees is composed entirely of independent directors. Assignments to, and chairs of, the committees are recommended by the Compensation, Nominating and Governance Committee and selected by the Board. All committees regularly report on their activities to the Board.

Board Operation
      The Board generally has six regularly scheduled meetings per year. The committee meetings are normally held in conjunction with Board meetings. The Board and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Directors generally receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior executives at any time.

Board Advisors
      The Board and its committees (consistent with their respective charters) may retain their own advisors as they determine necessary to carry out their responsibilities.

Board Evaluation
      The Compensation, Nominating and Governance Committee coordinates an annual evaluation process of the Board and each of the Board’s standing committees’ performance and procedures. The Board and each committee annually performs a review of the adequacy of its charter.

Selection of Directors
      In recommending candidates for election to the Board, the Compensation, Nominating and Governance Committee considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	Diversity of viewpoints, background, experience and other demographics; and

•	A commitment to represent the Company’s shareowners as a whole.

Independence of Nominees for Director
      The Board has determined that each of the nominees other than Mr. Douglass standing for election at the 2005 Annual Meeting is independent of the Company. The Board has made this determination based on the following:

•	No nominee for director is or has been an officer or employee of the Company or its subsidiaries or affiliates since the Company’s spin-off from May;

•	No nominee for director has an immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company;

•	No nominee for director has worked for, consulted with, been retained by, or received anything of substantial value from the Company aside from his or her compensation as a director;

•	No nominee for director is, or was within the past five years, employed by the independent auditors for the Company;

•	No executive officer of the Company serves on the compensation committee of any corporation that employs a nominee for director or a member of the immediate family member of any nominee for director;

•	No nominee for director is an executive officer of any entity which the Company’s annual sales to or purchases from exceeded one percent of either entity’s annual revenues for the last fiscal year; and

•	No nominee for director serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in fiscal year 2004 in excess of $5,000.00.
None of the nominees has any material relationship with the Company either directly, as a partner, shareowner, or affiliate of an organization that has a relationship with the Company, or indirectly.

Communications with the Board of Directors
      The Board believes that Management speaks for the Company. The Board and individual members may, from time to time, meet or otherwise communicate with various constituencies. However, it is expected that Board members will speak for the Company only with the knowledge of Management and, in most instances, at the request of Management. Shareowners may contact Non-Management members of the Board by sending written correspondence to the director at the following address:

, Director
Payless ShoeSource, Inc.
c/o Secretary
3231 Southeast Sixth Avenue
Topeka, KS 66607
      The Secretary will review and forward such correspondence to the Board members. The Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit or internal controls, or similar issues that is not addressed to a specific director, will be forward to the Chairman of the Audit and Finance Committee.
The Board and Committees of the Board
      The Board of Directors of the Company held a total of ten meetings during fiscal 2004. No Director attended less than 75% of the aggregate of (i) the total number of board meetings held during the period for which such Director held such office and (ii) the total number of meetings held by all Board committees on which such Director served during the periods that such Director served on such committee.
      The Board of Directors expects all directors to attend the Company’s Annual Meeting of Shareowners. While the Board of Directors understands that there may be situations that prevent a director from attending an Annual Meeting of Shareowners, the Board strongly encourages all directors to make attendance at all Annual Meetings of Shareowners’ a priority. All directors nominated by the Board of Directors for election to the Board of Directors in 2004, as well as all other directors that did not stand for re-election, attended the Company’s Annual Shareowners’ Meeting held on May 27, 2004.
      Compensation of Directors. Management directors are not entitled to additional compensation for their service as a Director, attendance at Board or committee meetings or at meetings of the shareowners. Under the Company’s Restricted Stock Plan for Non-Management Directors, each Director who is not an officer of Payless receives 1,000 shares of Payless Common Stock upon joining the Board. For 2004, as of the date of the Annual Meeting, non-management directors were awarded an annual fee of $35,000 payable in Payless Common Stock and cash compensation of $35,000. All such shares of Payless Common Stock are subject to restrictions on transferability and to forfeiture. For 2004, the restricted stock portion of the annual fee was paid as 2,215 shares of Payless Common Stock per non-management director, as determined based upon the average of the high and low trading prices of the shares on the date of the Annual Meeting, May 27, 2004. The cash portion of the annual fee is earned (or vests if deferred) one-fifth on the date of each regular meeting of the Board following the Annual Meeting. The Deferred Compensation Plan for Non-Management Directors allows each Non-Management Director to defer receipt of any fee received for services as a Director, whether payable as restricted stock or cash, until after the calendar year in which the person ceases to serve as a Director.
      The Restricted Stock Plan for Non-Management Directors referred to above provides for the issuance of not more than 900,000 shares of Payless Common Stock, subject to adjustment for changes in the Company’s capital structure. Initial grant shares vest 20% per year over a five-year period following the date of the grant. The annual retainer shares vest on May 1 following the date of the grant. Shares awarded under the plan may not be sold during a person’s tenure as a Director. The Restricted Stock Plan for Non-Management Directors may not be amended in a manner that would increase the number of shares of Payless Common Stock issuable thereunder, change the class of persons eligible to participate thereunder or otherwise materially increase benefits or modify eligibility requirements without shareowner approval.
      Audit and Finance Committee. At its February 2005 meeting, the Audit and Finance Committee reviewed its Charter. Pursuant to its charter, the Audit and Finance Committee is solely responsible for selecting the Company’s independent registered public accountants, reviewing their independence, approving all engagements, and evaluating their performance. The Audit and Finance Committee reviews results of the audit for each fiscal year, all material accounting policies of the Company, the coordination between the independent registered public accountants and the Company’s internal auditing group, the scope and procedures of the Company’s internal audit work, the quality and composition of the Company’s internal audit staff, and maintains procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters. The Audit and Finance Committee is responsible for reviewing and making recommendations to the Board with respect to matters such as the following: the financial policies of the Company; debt ratings; short-term versus long-term debt positions; debt-to-capitalization ratios; fixed charge coverage; working capital and bank lines; dividend policy; the long-range financial plans of the Company; the Company’s capital expenditure program, including rate of return standards and evaluation methods; specific debt and/or equity placement activities; external financial relationships with investment bankers, commercial bankers, insurance companies, etc.; financial public relations and communication programs; profit sharing plan investments; financial aspects of proposed acquisitions and/or divestitures; and the Company’s insurance and risk management program.
      At each regularly scheduled meeting, the Audit and Finance Committee provides the internal and external auditors, the Chief Financial Officer and the General Counsel with opportunities to privately meet with the Committee. The Audit and Finance Committee is also authorized to retain legal, accounting or other advisors as it determines appropriate at the Company’s expense. The members of the Audit and Finance Committee, during the 2004 fiscal year, were Messrs. Murphy (Chairman), Fricke, McGovern, and Boggan (effective May 2004), each of whom the Board determined was an independent director as required by the rules of the NYSE. In addition, because Mr. Murphy serves on the audit committees of more than three public companies, pursuant to the listing standards of the NYSE, and after reviewing meeting attendance records and other matters it deemed relevant, the Board has determined that such simultaneous service on such audit committees would not impair Mr. Murphy’s ability to serve effectively on the Company’s Finance and Audit Committee. During the 2004 fiscal year, the Audit and Finance Committee met ten times.
      Compensation, Nominating and Governance Committee. At its February 2005 meeting, the Compensation, Nominating and Governance Committee (the “CN&G Committee”) reviewed its charter. The functions of the CN&G Committee include such matters as considering and recommending to the Board and the Company’s management the overall compensation programs of the Company, reviewing and approving the compensation payable to senior management of the Company and reviewing and monitoring the executive development efforts of the Company to assure development of a pool of management and executive personnel adequate for orderly management succession. The CN&G Committee reviews significant changes in employee benefit plans and stock related plans; serves as the “Committee” under the Company’s stock incentive plan, stock appreciation and phantom stock plan for international employees, executive incentive compensation plans, supplementary retirement plan and a deferred compensation plan. The CN&G Committee identifies and recommends candidates for Directors of the Board, Lead Director, members and chairpersons of committees and the successor to the Chief Executive Officer. The CN&G Committee considers suggestions as to nominees for Directors from any source, including any shareowner. The CN&G Committee also reviews performance of the Board of Directors, reviews the mandatory retirement policy for Directors, reviews conflicts of interest and develops and recommends a set of corporate governance principles. To be considered for the 2005 Annual Meeting, Director recommendations must be in writing, submitted to the Corporate Secretary of Payless at 3231 Southeast Sixth Avenue, Topeka, Kansas, 66607, at least 75 and not more than 90 days prior to the 2005 Annual Meeting, and otherwise comply with the terms of the Company’s Bylaws.
      The CN&G Committee has authority to seek external professional advice. The Committee may from time to time and is solely responsible for retaining and determining the compensation of any consulting firm used to identify director candidates or assist in evaluation of CEO, director or executive compensation. The members of the CN&G Committee during the last fiscal year were Ms. Mangum (Chairman) and Ms. Hofer (effective July 23, 2004), and Messrs. Boggan (February 2004 to May 2004), George (effective May 27, 2004), Wheeler, and Weiss (effective January 27, 2005) each of whom was a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and met the independence requirements of the NYSE. During the 2004 fiscal year, the CN&G Committee met 12 times.
      Other Committees. In connection with the refinancing of the term portion of the Company’s credit facility in, and in connection with the refinancing of the Company’s revolving credit facility, the Company established a special pricing committee composed of Messrs. Fricke, Murphy and Wheeler. The Board may, from time to time, establish certain other committees to act on behalf of the Board of Directors.
Report of the Audit and Finance Committee
      The following Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
      In February 2005, the Audit and Finance Committee of the Board of Directors reviewed its charter. The complete text of the charter is available on the Company’s Investor Relations website at www.paylessinfo.com.
      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control and the Company’s independent accountants have the responsibility for the examination of the Company’s financial statements. On behalf of the Board of Directors, the Audit and Finance Committee monitors the Company’s financial reporting processes and systems of internal control, the independence and performance of the independent accountants, and the performance of the internal and external auditors.
      The Committee met ten times during fiscal 2004. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee regularly meets with the Company’s internal and external auditors, Chief Financial Officer and General Counsel each without the presence of Management.
      As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both Management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2004, the Committee reviewed significant accounting and disclosure issues with Management and Deloitte & Touche LLP (“D&T”). These reviews included discussion with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with D&T matters relating to its independence, including a review of audit and non-audit fees and received a letter from D&T to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
      In addition, the Committee reviewed initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.
      Taking all of these reviews and discussions into account, the Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, for filing with the Securities and Exchange Commission.
      The Committee believes its membership complies with the requirements of the New York Stock Exchange with respect to independence, financial literacy and financial management expertise, but its members are not professionally engaged in the practice of accounting and are not experts in the fields of accounting or auditing.
      The Committee also recommended the reappointment, subject to shareowner approval, of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2005.
                       Audit and Finance Committee:
Michael E. Murphy — Chairman
Daniel Boggan Jr. (effective May 27, 2004)
Howard R. Fricke
John F. McGovern
Report of the Compensation, Nominating and Governance Committee
      The following Report of the Compensation, Nominating and Governance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
      The Compensation, Nominating and Governance Committee (the “CN&G Committee”) reviews and approves, among other things, the compensation payable to each of the executive officers named in the Summary Compensation Table on page 14.
      Compensation Philosophy. The Company’s basic compensation philosophy is that the compensation program should: 1) attract, retain and motivate highly qualified executives; 2) be competitive; 3) align the executive’s compensation with the Company’s objectives; and 4) be related to the value created for shareowners. Compensation for executive officers is comprised of a base salary, annual cash incentive opportunity and long-term cash and/or equity incentive opportunities. The CN&G Committee regularly reviews compensation based on the Company’s compensation philosophy, the performance of Payless and competitive practices. As part of its review of competitive pay levels, the CN&G Committee looks at the base salary levels and annual and long-term incentive levels of a broad group of companies, including some of the companies in the peer group represented in the Stock Price Performance graph on page 13 (the “Peer Group”), and other retail companies of similar size to Payless (the “Survey Companies”).
      Base Salary. Base salaries are targeted at approximately the 50th percentile of base salaries for comparable executive officer positions at the Survey Companies. The CN&G Committee annually reviews and may adjust base salaries based on the CN&G Committee’s discretionary assessment of each individual executive’s performance and competitive pay levels. Base salaries for all executive officers with the Company in their current position for more than one year increased an average of 4.9% percent during fiscal 2004.

      Cash Incentive Opportunities. The Payless ShoeSource, Inc. Incentive Compensation Plan (the “ICP”) provides an opportunity for all executive officers to earn incentives based on both annual and long-term results. The annual and long-term incentive opportunities are targeted between the 50th and 75th percentile of opportunities for comparable positions at the Survey Companies. Executive officers are eligible to receive annual cash awards for each fiscal year and long-term cash awards for long-term performance periods, typically of three years.
      The following paragraphs outline a summary of the incentive plans; the eligible participants; the compensation comparison group of companies; and the results from each of the plans.
      Compensation Comparison Group. For the ICP, the comparison group of companies consists of the following 14 companies (the “CCG”): The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco, Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., Target Corporation, Dollar General Corporation, Family Dollar Stores, Inc., and Wal-Mart Stores, Inc.
      Summary of the Incentive Plans. The ICP provides for annual and long-term awards based on actual results as compared to pre-established financial performance measures. Awards under the ICP will be paid in cash. For fiscal year 2004, the annual component of the ICP award was based on the Company’s performance with respect to earnings before interest and taxes (“EBIT”). The long-term component of the ICP uses long-term performance periods, which operate concurrently (that is, a new performance period commences each year). Generally, each long-term performance period consists of three consecutive fiscal years. The long-term ICP award for 2004 was based upon a combination of the Company’s performance with respect to return on net assets (“RONA”) and EBIT over the long-term performance period. In addition, the long-term award is subject to adjustment based upon the Company’s total shareowner return as compared to the CCG over the performance period.
      The CN&G Committee reserves the right to adjust upward or downward any award as determined under the ICP; except that with respect to an employee deemed a “covered employee” under Section 162(m) and the ICP, no adjustments can be made to increase an award to that covered employee.
      Participants. The CN&G Committee in its sole discretion designates eligible employees as participants for a particular annual and/or long-term performance period under the ICP. For fiscal 2004, all executive officers were eligible to receive annual awards under the ICP. For the long-term period, fiscal 2004-2006, thirteen associates, including all executive officers, will be eligible to receive long-term awards under the ICP.
      For fiscal 2004 the target long-term incentive opportunity for the CEO was 45% of eligible base salary, the target long-term incentive opportunity for the President was 35% of eligible base salary, and the target long-term incentive opportunity for other executive officers participating in the long-term portion of the ICP was 25% of eligible base salary.
      Annual Incentive Compensation Plan Calculations. Awards for the annual component of the ICP for fiscal 2004 were calculated entirely based on actual performance as compared to the performance measure established at the beginning of the fiscal year under the ICP. The performance measure for the fiscal 2004 was EBIT. The annual target opportunity for fiscal 2004 was 75% of eligible base salary for the CEO, 50% of eligible base salary for the President and 45% of eligible base salary for the other executive officers named in the Summary Compensation Table. For fiscal 2004 the threshold opportunity level was 25% of the target opportunity. The maximum award any individual can receive for the annual component of the ICP is $1,850,000. For the 2004 annual performance period, the Company’s performance was at the target performance level for EBIT. As a result, all eligible executive officers received an annual incentive award based on Company performance for fiscal 2004.
      Long-Term Incentive Calculations. The performance measures for the long-term portion of the ICP are RONA and EBIT. For the ICP, once threshold RONA is met, the long-term incentive is determined by multiplying EBIT by the appropriate percentage outlined in the Long-Term Incentive Plan Awards table. Awards between each RONA performance level are interpolated based on actual results. Awards under the

ICP are also subject to automatic upward or downward adjustment based on the Company’s total shareholder return percentile rank as compared to the CCG.
      With respect to the ICP for the three-year long-term performance period, fiscal years 2002 through 2004, the Company’s performance was below the threshold performance level for RONA. As a result, no incentive was awarded based on Company performance. For the three-year long-term performance period, the Company’s total shareholder return percentile rank would have resulted in a 50% decrease in long-term cash incentives, if any were being paid.
      Incentive Payouts. The above performance resulted in the following annual and long-term incentive awards before any adjustments by the CN&G Committee:

	Annual Incentive Award	Long-Term Incentive Award
	(Percentage of Base Salary)	(Percentage of Base Salary)

CEO	75.0%	0.0%
President(1)	33.6%	0.0%
Each other Executive Officer	45.0%	0.0%

(1)	The annual incentive award for Mr. Cantrell was prorated based on the number of days he was employed during the performance period.
     Annual Lump Sum Merit Awards. Each executive officer is eligible for a bonus of up to five percent of his or her base salary based upon achieving clearly exceeds ratings on both individual results and the Company’s guiding values during the annual performance appraisal process. For performance in 2004, Mr. Pavelka received such ratings and was awarded a lump sum payment of $18,000, which is reflected in the Summary Compensation Table under Annual Bonus.
      Long-Term Stock Incentives. Payless may provide long-term incentives with stock options, restricted stock, stock appreciation rights, phantom stock and/or performance units, which are designed to attract, retain and motivate management employees and relate their compensation directly to the performance of the Company’s Common Stock. The CN&G Committee, in its sole discretion, determines the mix of such awards. The CN&G Committee has adopted a program for long-term stock incentives with the goals of retaining and motivating executives, providing rewards commensurate with the growth in the value of Payless and aligning management interests more closely with those of Payless’ shareowners.
      In fiscal 2004, the Company reviewed its long-term stock incentive plan. As a result of this review, the CN&G Committee authorized a grant to management employees in May 2004, including executive officers, except the CEO, intended to serve as the long-term stock incentives for fiscal 2004. The authorized grant was awarded in stock options and restricted stock shares to domestic management employees in proportions as set forth by the CN&G Committee, in its sole discretion. These grants, as authorized by the CN&G Committee in 2004, will vest in equal installments over the next three years on the anniversary date of the grant. The exercise price for stock option grants is the average of the Company’s high and low stock price on the date of grant. The CN&G Committee plans to review data on long-term stock incentive awards from the competitive marketplace on a periodic basis and authorize awards, if appropriate, within its sole discretion.
      CEO Pay. Based on the Company’s performance in fiscal 2003, the base salary for the CEO was not increased in fiscal 2004. The base salary remained at $905,000, the same level set by the CN&G Committee effective April 27, 2003.
      The CEO’s incentive award (both annual and long-term) of $678,750 for fiscal 2004 was determined entirely by the quantitative criteria set forth above.
      Executive Stock Ownership. The Company believes that it is important for every executive of Payless to establish and maintain an equity ownership interest in the Company. In 2004, the CN&G Committee completed its review of stock ownership guidelines in light of changes in market conditions since 2000, proposed changes in rules regarding equity based compensation, and changes in relative competitiveness in compensation packages and implemented the following ownership guidelines:

Value of Payless ShoeSource
Shares Owned as a
Position	Multiple of Base Salary

CEO	5.0 Times
President	3.5 Times
Executive Vice President	2.0 Times
Senior Vice President	1.5 Times
Vice President	1.0 Times
Executives are expected to attain the guideline multiple within seven years of appointment to one of the above positions. The stock ownership guidelines may be satisfied through the direct ownership of shares of Payless Common Stock, shares owned in the Payless ShoeSource, Inc. Stock Ownership Plan, share equivalents under the Profit Sharing Plan, stock units under the Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan, all unvested performance units granted by Board of Directors’ resolution (reduced by 40% to represent the executive’s tax liability) and unvested restricted shares provided under the Payless ShoeSource, Inc. 1996 Stock Incentive Plan (reduced by 40% to represent the executive’s tax liability). Outstanding stock options and stock appreciation rights (“SARs”) are not counted toward ownership requirements. Base Salary means the executive’s base salary at the time the guideline is established for such executive. Ownership levels and stock transactions for executive officers will be reviewed twice a year by the Board of Directors.
      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The CN&G Committee currently intends to structure performance-based compensation, including equity grants, stock appreciation rights, performance units and annual and long-term incentives, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The CN&G Committee, however, may award non-deductible compensation in circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, and other uncertainties including but not limited to the Company’s stock price, no assurance can be given, notwithstanding the Company’s stated intentions, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

Compensation, Nominating and Governance Committee: Mylle H. Mangum — Chairman
Daniel Boggan Jr.*
Michael A. George**
Judith K. Hofer***
Michael A. Weiss****
Robert C. Wheeler

*	Served on the CN&G Committee from February to May 2004

**	Joined the CN&G Committee effective May 27, 2004

***	Joined the CN&G Committee effective July 23, 2004

****	Joined the CN&G Committee effective January 27, 2005

Stock Price Performance
      The graph below compares the cumulative total shareowner return on Payless Common Stock against the cumulative returns of the Standard and Poor’s Corporation Composite Index (the “S&P 500 Index”), and the Peer Group, some of which are competitors and many of which were used in determining bonuses under the Company’s performance based incentive plans.
Comparison of Five Fiscal Year Cumulative Returns of the Company,
the S&P 500 Index and Peer Group
Investment Value at End of Fiscal Year

	1999	2000	2001	2002	2003	2004

Payless	$100.00	$169.13	$142.30	$116.17	$97.89	$83.76
S&P 500	100.00	99.11	83.10	63.97	86.09	91.44
Peer Group	100.00	98.02	75.16	67.94	93.84	108.08
      The graph assumes $100 was invested on January 29, 2000, (the end of fiscal 1999) in Payless Common Stock, in the S&P 500 Index, and the Peer Group and assumes the reinvestment of dividends.
      Companies comprising the Peer Group are: The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., The Stride Rite Corporation.

Executive Compensation
      The table below shows the compensation paid or accrued by the Company on behalf of the CEO and the Company’s five other most highly compensated executive officers (determined as of the end of the last fiscal year) for the last three fiscal years ended January 29, 2005 (“2004”), January 31, 2004 (“2003”), and February 1, 2003 (“2002”), respectively or such shorter time as may be required.
SUMMARY COMPENSATION TABLE

					Awards

		Annual Compensation					Payouts
						Securities
				Other	Restricted	Underlying	Long-Term
Name and	Fiscal		Annual	Annual	Stock	Stock	Incentive	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)	Options	Payouts(5)	Compensation(6)

Steven J. Douglass	2004	$905,000	$678,750	$64,596	$0	0	$0	$1,501
Chairman of the Board	2003	894,615	0	155,523	1,821,400	420,000	0	0
and Chief Executive Officer	2002	860,000	0	46,354	0	0	0	4,163
Darrel J. Pavelka	2004	345,038	171,945	—	24,285	9,900	0	1,530
Senior Vice President	2003	322,115	0	—	21,608	6,500	0	0
Merchandise Distribution, Planning and Supply Chain
Ullrich E. Porzig	2004	342,977	155,565	—	24,285	9,900	0	1,539
Senior Vice President	2003	331,154	0	—	21,608	6,500	0	0
Chief Financial Officer	2002	322,000	0	—	0	0	0	4,163
and Treasurer
Jay A. Lentz	2004	334,977	152,505	—	24,285	9,900	0	1,486
Senior Vice President	2003	316,846	0	—	21,608	6,500	0	0
Human Resources	2002	257,692	15,000	—	0	0	0	24,996
Michael J. Massey	2004	263,115	116,730	—	24,285	9,900	0	1,614
Senior Vice President	2003	244,231	0	—	21,608	6,500	0	71,346
General Counsel and Secretary
Duane L. Cantrell(7)	2004	437,500	218,150	—	60,713	25,000	0	1,713,992
	2003	644,231	0	—	54,019	17,500	0	00
	2002	544,231	0	—	0	48,000	0	4,163

(1)	“Salary” reflects amounts paid to or deferred by the named executive officers during each fiscal year. Annual salary changes for each of the named executive officers normally occur on or about May 1 of each year.

(2)	“Annual Bonus” reflects the annual portion of the bonus paid under the Company’s Incentive Compensation Plan, lump sum award as determined by the Performance Management System and any signing bonus pursuant to any executive officer’s employment agreement. It also includes amounts deferred by the particular officer.

(3)	“Other Annual Compensation” includes forms of compensation required to be reported under applicable SEC rules. Amounts for any specific personal benefit representing at least 25% of the personal benefits provided for a given year are as follows: Mr. Douglass; personal use of airplane $28,863 in 2004, $34,823 in 2003 and $13,363 in 2002; automobile allowance of $13,991 in 2002 and $92,225 for reimbursement of professional fees in 2003.

(4)	The dollar value of restricted stock/performance unit awards is equal to the average of the high and low prices of Payless Common Stock on the date of the grant, multiplied by the total number of shares/units granted to the named executive officer. The aggregate number of shares/units of restricted stock on which the restrictions and performance units have not lapsed and the value of such restricted stock and performance units owned by each of the named executive officers as of the end of fiscal 2004 (at $11.48, the average of the high and low price) was $1,205,400 for Mr. Douglass, representing 105,000 performance units; $28,700 for Mr. Lentz, representing 2,500 shares; $28,700 for Mr. Porzig representing 2,500 shares; $28,700 for Mr. Pavelka representing 2,500 shares; and $28,700 for Mr Massey, representing 2,500 shares. Mr. Cantrell’s employment ended and all restricted stock was forfeited effective October 2, 2004.

(5)	“Long-term Incentive Payouts” represents the long-term portion of the bonus paid. It includes long-term incentive payout deferred by the particular officers. For all named executive officers the long-term performance period is fiscal 2002-2004.

(6)	“All Other Compensation” represents the Company’s contribution to the named executive officer’s account in the Company’s profit sharing plan. In addition, “All Other Compensation” includes continued base salary and certain other benefits to be paid pursuant to the terms of Duane L. Cantrell’s employment contract, which expires on May 31, 2007, and $1,492 which was contributed to his account in the profit sharing plan. In addition, “All Other Compensation” includes payments to relocate Mr. Massey in 2003 ($71,346) and Mr. Lentz in 2002 ($20,833).

(7)	Mr. Cantrell’s employment ended on October 2, 2004.

     Stock Option Awards. The following table provides certain information concerning individual grants of stock options made to the named executive officers during the last fiscal year.
STOCK OPTION GRANTS IN FISCAL 2004

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise Price	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	per Share	Date	Fair Value(2)

Steven J. Douglass	—	—	$—	—	$—
Darrel J. Pavelka	9,900	1.9%	16.19	5/28/14	77,374
Ullrich E. Porzig	9,900	1.9%	16.19	5/28/14	77,374
Jay A. Lentz	9,900	1.9%	16.19	5/28/14	77,374
Michael J. Massey	9,900	1.9%	16.19	5/28/14	77,374
Duane L. Cantrell(3)	25,000	4.8%	16.19	5/28/14	195,390

(1)	Options granted under the 1996 Stock Incentive Plan, have a term of 10 years and will vest in equal installments on each of the first three anniversaries of the grant. The option exercise price equals the average of the high and low trading prices of the Company’s stock on the grant date.

(2)	The grant date fair value was determined using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, risk-free interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The model assumes: (a) an option term of 10 years, which represents the length of time between the grant date of options and the latest possible exercise date by the named executive officers; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option’s term; (c) stock price volatility calculated based on the historic volatility of the Company’s stock price since April 1996; and (d) dividends at the rate of $0 per share, the annual dividend rate with respect to a share of the stock on the grant date.

(3)	Mr. Cantrell’s employment ended and all options granted in 2004 were forfeited effective October 2, 2004.
The following table presents information with respect to options exercised in fiscal year 2004 and unexercised and exercised options held by the named executive officers on January 29, 2005:
AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2004
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares of Payless
			Common Stock Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
	Shares		Fiscal-Year End		Fiscal-Year End(1)
	Acquired on	Value
Name	Exercise	Realized	Unexercisable	Exercisable	Unexercisable	Exercisable

Steven J. Douglass	—	$—	525,000	1,056,000	$—	$—
Darrel J. Pavelka	—	—	14,233	96,106	—	15,479
Ullrich E. Porzig	—	—	14,233	154,417	—	50,040
Jay A. Lentz	—	—	25,483	87,817	—	—
Michael J. Massey	—	—	14,233	37,016	—	—
Duane L. Cantrell(2)	44,814	41,502	—	—	—	—

(1)	“In-The-Money Options” are options outstanding at the end of fiscal 2004 for which the fair market value of Payless Common Stock at the end of fiscal 2004 ($11.48 per share) exceeded the exercise price of the options. Value is determined based on the difference between fair market value at the end of fiscal 2004 and the option exercise price.

(2)	Mr. Cantrell’s employment ended and all unexercised options were forfeited effective October 2, 2004.

     Long-Term Awards. During fiscal 2004, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal year period 2004-2006. The following table shows the maximum long-term cash awards payable to each of them for these long-term periods.
LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2004

			Estimated Target	Estimated Maximum
	Performance or	Estimated Threshold Future	Future Payouts	Future Payouts
	Other Period	Payouts Under Non-Stock	Under Non-Stock	Under Non-Stock
Name	Until Maturation of Payout	Price Based Plan(1,2)	Price Based Plan(1,3)	Price Based Plan(1,4)

Steven J. Douglass	Three Fiscal Year Period (2004-2006) Ending 1/27/07	0.0994% of 3 yr. Cumulative EBIT	0.1416% of 3 yr. Cumulative EBIT	0.241% of 3 yr. Cumulative EBIT
Darrel J. Pavelka	Three Fiscal Year Period (2004-2006) Ending 1/27/07	0.0209% of 3 yr. Cumulative EBIT	0.0297% of 3 yr. Cumulative EBIT	0.0506% of 3 yr. Cumulative EBIT
Ullrich E. Porzig	Three Fiscal Year Period (2004-2006) Ending 1/27/07	0.0211% of 3 yr. Cumulative EBIT	0.0301% of 3 yr. Cumulative EBIT	0.0512% of 3 yr. Cumulative EBIT
Jay A. Lentz	Three Fiscal Year Period (2004-2006) Ending 1/27/07	0.0207% of 3 yr. Cumulative EBIT	0.0295% of 3 yr. Cumulative EBIT	0.0502% of 3 yr. Cumulative EBIT
Michael J. Massey	Three Fiscal Year Period (2004-2006) Ending 1/27/07	0.0158% of 3 yr. Cumulative EBIT	0.0226% of 3 yr. Cumulative EBIT	0.0384% of 3 yr. Cumulative EBIT
Duane L. Cantrell(5)	Three Fiscal Year Period (2004-2006) Ending 1/27/07	0.0555% of 3 yr. Cumulative EBIT	0.0791% of 3 yr. Cumulative EBIT	0.1346% of 3 yr. Cumulative EBIT

(1)	The estimates above assume that the individuals remain eligible to participate throughout the long-term performance period. Actual payments may range from $0 to a maximum award value of $1,500,000.

(2)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of May 1, 2004, achievement of threshold 3 year Average RONA performance goals, and Company stock performance compared to the compensation comparison group such that no downward adjustment is required for any award.

(3)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of May 1, 2004, achievement of target 3 year Average RONA performance goals, and Company stock performance compared to the compensation comparison group such that no downward adjustment is required for any award.

(4)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of May 1, 2004, achievement of maximum 3 year Average RONA performance goals, and the Company’s stock price has appreciated significantly relative to the compensation comparison group to result in a maximum incentive adjustment.

(5)	The Long-Term Incentive award payment for Mr. Cantrell will be prorated by 8/36.
     Profit Sharing Plans and Supplementary Retirement Plan. The Company’s executive officers may participate in the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan. Company contributions to this plan are related to the Company’s performance each year. Subject to the Company’s discretion each year, the Company expects to contribute annually 2.5% of its pretax net profits to this plan and the plan for Puerto Rico associates. At the discretion of the Board of Directors, the 2004 contributions was determined to be 2.5% of pre-tax earnings from continuing operations. Eligible employees are able to contribute voluntarily to the profit sharing plans on both a before-tax and after-tax basis under Section 40l (k) of the Code. Eligible employees are also able to direct that the Company’s contribution to their accounts and/or their voluntary contributions be invested in a Payless Common Stock fund or in one of several other investment funds.
      The Company does not have a broad-based, defined benefit retirement plan. The Company does, however, have a supplementary retirement plan (the “Supplementary Plan”) covering a select group of management and highly compensated employees who have had compensation in a calendar year equal to at least twice the amount of “wages” then subject to the payment of old age, survivor and disability insurance Social Security taxes. Under the Supplementary Plan, covered employees become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of total annual salary and cash incentives (reported as salary and annual and long-term bonus in the Summary Compensation Table) multiplied by their years of service, up to a maximum of 25 years, reduced by (ii) primary Social Security benefits, benefits provided under the Company’s profit sharing plan and, benefits under retirement plans operated by May which may be payable to the employee and, if appropriate, by amounts to reflect early retirement. Benefits are payable upon retirement after reaching age 55 and completing at least 5 years of service. The minimum benefit under the Supplementary Plan is the amount of benefits provided by the Company which would have been payable under the Company’s profit sharing plan and employer provided benefits under the May Profit Sharing Plan and May Retirement Plan, determined without regard to any statutory limits, less the amount of benefits actually payable under those plans.
      The Supplementary Plan provides that, in the event of a “Change in Control of the Company,” vesting would be accelerated in limited circumstances and benefits would not be forfeitable. The following table shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 2005 at age 65) for persons in specified compensation and years of service classifications covered by the Company’s profit sharing plan and, if eligible, the Supplementary Plan. The individuals named in the Summary Compensation Table had, as of December 31, 2004, the following years of service, respectively: Mr. Douglass, 29 years; Mr. Lentz, 16 years; Mr. Porzig, 20 years; Mr. Massey, 14 years; and Mr. Pavelka, 24 years. Mr. Cantrell is ineligible for benefits under the plan.

	Years of Service

Average Annual Earnings	20	25 or more

$ 500,000	$200,000	$250,000
600,000	240,000	300,000
700,000	280,000	350,000
800,000	340,000	400,000
900,000	360,000	450,000
1,000,000	400,000	500,000
1,100,000	440,000	550,000
1,200,000	480,000	600,000
1,300,000	520,000	650,000
1,400,000	560,000	700,000
1,500,000	600,000	750,000
      Employment Contracts, Termination of Employment and Change of Control Arrangements. Each of the executive officers named in the Summary Compensation Table other than Mr. Cantrell have individual contracts of employment with the Company which automatically renew unless otherwise terminated. If not otherwise terminated, Mr. Douglass’ agreement terminates when he attains the age of 65. Each of the agreements provide for annual base salaries at rates not less than the amounts reported in the Summary Compensation Table, annual and long-term bonuses as described in the Report of the CN&G Committee, equity grants and other benefits generally available to the Company’s executive officers and described in their respective employment agreements. In addition, each of the agreements prohibit each of the executives from entering into competing activities. Mr. Douglass’ employment agreement modifies the definition of compensation for purposes of the Company’s Supplementary Plan by excluding the value of his performance units and stock appreciation rights from the definition of compensation and providing for a lump sum cash payment under certain circumstances.
      Payless has also entered into Change of Control agreements with the executive officers named in the Summary Compensation Table. The Change of Control agreements generally provide that the executive is entitled to benefits if the executive is terminated for other than cause, death, or disability or if the executive terminates for “Good Reason” (as defined in the agreement) (i) within three years of a “Change of Control” (as defined in the agreement) occurring; or (ii) within twelve months of a “Potential Change of Control” (as defined in the agreement). A termination by an executive within 30 days after the first anniversary of a Change of Control will be deemed a termination for Good Reason. Under the agreements, a Change of Control would include any of the following events: (i) any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s common stock or voting securities; (ii) a majority of the Company’s Directors are replaced and not approved by the “Incumbent Board” (as defined in the agreement); (iii) consummation of certain mergers or a sale of all or substantially all of the Company’s assets; or (iv) shareowners approve a liquidation of the Company. Upon a covered termination of employment, the agreements provide a lump sum payment equal to the aggregate of (i) three times the sum of (x) base salary at termination or, if greater, base salary immediately prior to the change of control plus (y) highest bonus in previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control and (ii) a cash payment for cancellation of stock options or stock appreciation rights.
      Each agreement provides that the executive shall receive (i) three years of continued participation (or such longer period as is provided in such plan) in the Company’s welfare benefit plans plus any benefit the executive would receive with an additional five years of age and service under the Company’s post retirement programs; (ii) unreduced benefits under the Company’s Supplementary Retirement Plan if the executive is between 50 and 55 and is terminated within five years of a Change of Control other than for Cause (as defined in the agreement) or Executive terminates his or her employment for Good Reason; and (iii) outplacement benefits. The agreements also provide a “tax gross-up” payment if such payment would result in the executive receiving at least 110 percent of the safe harbor amount and in the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.
      In addition, in the event of a Change of Control, (i) amounts deferred under the Company’s deferred compensation plan will be distributed to participants in a lump sum cash payment subject to certain distribution time limits under Section 409A of the Internal Revenue Code; (ii) all options and stock appreciation rights outstanding on that date will become immediately and fully exercisable; (iii) all restrictions on any restricted or phantom stock units will lapse and such shares and units will become fully vested; and (iv) any performance units will be earned and become fully payable.
      Employment Cessation of Duane L. Cantrell. On October 2, 2004, the active employment of Duane L. Cantrell ended. His base salary and certain other benefits continue to be paid pursuant to the terms of his employment contract, which will expire on May 31, 2007.

Beneficial Stock Ownership of Directors, Nominees, Executive Officers and Persons Owning More Than Five Percent of Common Stock
      The following table sets forth certain information known to the Company regarding beneficial ownership of Payless Common Stock as of April 1, 2005, (including shares of the Company’s Common Stock held in the Payless Profit Sharing Plan account for executive officers) by (a) each person known by Payless to own beneficially more than 5% of the Payless Common Stock, (b) each Director and nominee for election as a Director of Payless and each of the executive officers named in the Summary Compensation Table on page 14, and all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of participants named below in the Payless Profit Sharing Plan constitute less than one percent of Payless Common Stock (see note (6) below).
      On April 1, 2005, there were 67,152,540 shares of Common Stock outstanding.

	Shares Beneficially
	Owned as of	Percent
Name	April 1, 2005	of Class

Holders of More than Five Percent of Common Stock
Lord, Abbett & Co. LLC(1)	5,427,000	8.1
AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle(2)	4,588,436	6.8
Artisan Partners Limited Partnership(3)	4,199,400	6.3
PEA Capital LLC(4)	4,190,000	6.2
Olstein & Associates, L.P.(5)	3,549,800	5.3

Directors, Nominees and Executive Officers(6)
Daniel Boggan Jr.(7)	—	*
Judith K. Hofer(7)	—	*
Michael A. George(7)	—	*
Howard R. Fricke(7)(8)	21,210	*
Mylle H. Mangum(7)	300	*
John F. McGovern(7)	—	*
Michael E. Murphy(7)(9)	21,538	*
Michael A. Weiss(7)	—	*
Robert C. Wheeler(7)	—	*
Steven J. Douglass(10)	1,201,188	1.8
Jay A. Lentz(10)	111,119	*
Michael J. Massey(10)	50,195	*
Ullrich E. Porzig(10)(11)	218,416	*
Darrel J. Pavelka (10)(12)	122,685	*
All directors, nominees and Executive officers as a group (14 Persons)(7)(10)(12)	1,746,651	2.5

*	Less than one percent.

(1)	This information based on Amendment 2 to Schedule 13G filed with the SEC on February 14, 2005. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(2)	This information based on Schedule 13G filed with the SEC on February 14, 2005 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelle AXA”), AXA and AXA Financial, Inc. pursuant to a joint filing agreement. Mutuelle AXA, located at 26, rue Drouot, 75009 Paris, France, as a group controls AXA. AXA is the parent holding company of AXA Financial, Inc., AXA Investment Managers Paris and AXA Rosenberg Investment Management LLC. Advest, Inc., Alliance Capital Management L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. The AXA stock ownership is as follows:

			(iii)	(iv)
	(i)	(ii)	Deemed to have	Deemed to have
	Deemed to have	Deemed to have	Sole Power to	Shared Power to
	Sole Power to	Shared Power to	Dispose or to	Dispose or to
	Vote or to	Vote or to	Direct the	Direct the
	Direct the Vote	Direct the Vote	Disposition	Disposition

The Mutuelles AXA, as a group	0	0	0	0
AXA	0	0	0	0
AXA Entity or Entities:
AXA Financial, Inc.	0	0	0	0
Subsidiaries of AXA:
Advest, Inc.	0	289	0	289
Alliance Capital Management, L.P.	3,598,615	41,820	4,585,053	0
Boston Advisors, Inc.	0	0	192	0
AXA Equitable Life Insurance Company	2,902	0	2,902	0

	3,601,517	42,109	4,588,147	289

(3)	This Information based on Amendment 1 to a Schedule 13G filed with the SEC on January 26, 2005, Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation, (“Artisan Corp.”), Andrew A. Ziegler and Carlene Murphy Ziegler (together, “Artisan”) reported beneficial ownership of 4,199,400 shares. Artisan Partners is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp. Artisan has shared power to vote or to direct the vote and shared power to dispose or to direct disposition of all 4,199,400 shares. These shares have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, these shares. Artisan’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(4)	This information based on Schedule 13G filed with the SEC on March 15, 2005. The address of PEA Capital LLC is 1345 Avenue of the Americas, 49th Floor, New York, New York 10105.

(5)	This information based on Schedule 13G filed with the SEC on February 11, 2005. The address of Olstein & Associates, L.P. is 4 Manhattanville Road, Purchase, New York 10577.

(6)	The Payless profit sharing plans provide for an investment fund which is invested in shares of Payless Common Stock (the “Payless Profit Sharing Plan Common Stock Fund”). As of April 1, 2005, the trusts under the Payless profit sharing plans owned approximately 1,330,930 shares of Payless Common Stock (approximately 2.0% of the shares of Payless Common Stock outstanding) in the Payless Profit Sharing Plan Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the Payless profit sharing plans.

(7)	Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of April 1, 2005, the following Directors had the indicated units credited to their account under the plan: Mr. Boggan — 19,306 units; Mr. Fricke — 19,904 units; Mr. George — 3,908 units; Ms. Hofer — 3,347 units; Ms. Mangum — 17,416 units; Mr. McGovern — 10,866 units; Mr. Murphy — 4,242 units, Mr. Weiss — 2,013 units, and Mr. Wheeler — 10,786 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless common stock.

(8)	Includes 12,000 shares owned by Mr. Fricke’s spouse.

(9)	Includes 3,000 shares held by a limited partnership of which Mr. Murphy and his spouse are the sole partners.

(10)	Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before May 31, 2005 as follows: Steven J. Douglass — 1,011,000 shares; Jay A. Lentz — 104,533 shares; Darrel Pavelka — 94,633 shares, Ullrich E. Porzig — 159,833 shares; Michael J. Massey — 41,842 shares, and all Directors, nominees and executive officers as a group — 1,411,531 shares.

(11)	Mr. Porzig’s ownership includes 45,465 shares held by family trusts and 384 owned by his children.

(12)	Does not include units credited to accounts under the Company’s Deferred Compensation Plan. As of April 1, 2005, Mr. Pavelka had 2,639 units credited to his account. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless Common Stock.

Principal Accounting Fees and Services
      The following table presents fees for professional services rendered by Deloitte & Touche LLP the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “DT”) for the audit of the Company’s annual financial statements for fiscal 2004 and fiscal 2003 and fees billed for audit-related services, tax services and all other services rendered by DT for fiscal 2004 and fiscal 2003.

	Fiscal 2004	Fiscal 2003

	(in thousands)
Audit fees	$1,676	$997
Audit-related fees(a)	1,026	589
Tax fees(b)	55	38
All other fees(c)	—	176

Total audit-related fees & non-audit fees	$2,757	$1,800

(a)	Audit-Related Fees consist of attest and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2004, this category includes fees related to audits for international subsidiaries and joint ventures for partial year 2002 and fiscal years 2003 and 2004 ($762), Sarbanes-Oxley advisory services ($164), and audit of employee benefit plans for the 2003 and 2004 plan years ($100). In 2003, this category includes fees related to audits for international subsidiaries and joint ventures for fiscal year 2001 and partial year 2002 ($399), Sarbanes-Oxley advisory services ($118), audit of employee benefit plans for the 2002 plan year ($47), and other fees ($25).

(b)	Tax Fees consist of the aggregate fees billed for professional services for expatriate tax return preparation, tax advice and tax planning (domestic and international).

(c)	All Other Fees consist principally of international consulting services.
     The Audit and Finance Committee’s policy on the use of the Company’s independent public accountant requires pre-approval of all services. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit and Finance Committee consistent with its policy. Prior to approving services, the Committee or its designee concluded that the provision of such services by DT was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
* * * * * * * * * *
PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANTS FOR FISCAL YEAR 2005
Proposal II on the accompanying proxy card.
      The Audit and Finance Committee appointed DT to serve as the Company’s independent registered public accountants for the fiscal year ending January 28, 2006, subject to ratification by the shareowners at the Annual Meeting. DT served as the Company’s independent registered public accountants for fiscal 2004.
      A member of the firm of DT will be present at the meeting to make such statements as that firm may desire and to answer appropriate shareowner questions.
      The affirmative vote of holders of a majority of shares represented and entitled to vote at the meeting will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted in determining whether this proposal has been approved.
THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF PROPOSAL II, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

* * * * * * * * * *
ADDITIONAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance:
      Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and greater than ten percent beneficial owners (“Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Payless Common Stock. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by the Reporting Persons to file by these dates. To the Company’s knowledge, all Section 16(a) filing requirements applicable to Reporting Persons were timely met during the fiscal year ended January 29, 2005.
Other Business:
      Under the laws of the State of Delaware, where Payless is incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareowners has been given. We do not expect any business to come up for shareowner vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.
Persons with Disabilities:
      We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address under “Questions” below.
Outstanding Shares:
      On April 1, 2005, the record date, 67,152,540 shares of common stock were outstanding. Each share of common stock has one vote.
How We Solicit Proxies:
      Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. The Company pays the costs of soliciting this proxy. We are paying D.F. King & Co., Inc. a fee of $7,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.
Shareowner Proposals for Next Year:
      The deadline for shareowner proposals for next year’s meeting is December 19, 2005. On written request, the Secretary will provide detailed instructions for submitting proposals.
Questions:
      If you have questions or need more information about the Annual Meeting of Shareowners, write to:

Secretary Payless ShoeSource, Inc. 3231 Southeast Sixth Avenue Topeka, KS 66607
or call us at (785) 233-5171.

      For information about your record holdings you may call Payless Shareowner Services at 1-800-884-4225. For information about your holdings in the Payless Stock Ownership Plan you may call 1-888-744-7463. We also invite you to visit the Company’s Investor Relations website at http://www.paylessinfo.com. Internet site materials are for your general information and are not part of this proxy solicitation.

By Order of the Board of Directors,

Michael J. Massey
Secretary
April 22, 2005

PSS	PROXY CARD PAYLESS SHOESOURCE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING TO BE HELD ON MAY 26, 2005

Shareowners of Payless ShoeSource, Inc.:

By signing this card, each of Jay A. Lentz, Ullrich E. Porzig, and Aaron G. Hove, with full power of substitution, are appointed as proxies for the undersigned to vote all common shares held by the undersigned in Payless ShoeSource, Inc. at the May 26, 2005, Annual Meeting of Shareowners and at any adjournment of the Meeting, on all subjects that may properly come before the Annual Meeting, subject to the directions on the other side of this card.

The Board of Directors recommends a vote FOR election of the listed director nominees, Proposal I, and a vote FOR Proposal II on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH THE ABOVE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

To the Shareowners of Payless ShoeSource, Inc.:

You are cordially invited to attend the Annual Meeting of Payless ShoeSource Shareowners which will be held at Payless ShoeSource, Inc., Pozez Auditorium, 3231 SE Sixth Avenue, Topeka, Kansas on Thursday, May 26, 2005, at 10:00 a.m., Central Daylight Saving Time.

Provided with this proxy card is a return envelope, the Company's 2004 Annual Report to Shareowners and the Proxy Statement for the 2005 Annual Meeting. It is important that you vote either by returning the proxy card or by using the Internet. Management's recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement.

PLEASE PROMPTLY SIGN, DATE AND RETURN THE PROXY CARD
USING THE ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET.

Please sign the proxy card exactly as your name(s) appear(s) on the reverse side of this card.

☒	Please mark votes as in
this example.

PAYLESS SHOESOURCE, INC.

Please be sure to sign and date this Proxy.	Date

Shareowner sign here	Co-owner sign here

PYLCM

The Board of Directors recommends a vote FOR Proposals I and II.

I.	Election of Directors.

Election of Steven J. Douglass, Howard R. Fricke, and Judith K. Hofer, each for a three-year term expiring in 2008.
		FOR	WITHHELD
		ALL	FROM ALL	EXCEP-
		NOMINEES	NOMINEES	TIONS
	INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) in the space provided below.	☐	☐	☐

Exceptions:

		FOR	AGAINST	ABSTAIN
II.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year 2005.	☐	☐	☐

	Mark box at right if you plan to attend the Annual Meeting.			☐
	Mark box at right if an address change or comment has been noted on the reverse side of this card.			☐

DETACH CARD	DETACH CARD

To vote by mail, please detach the proxy card above and return it in the enclosed envelope. To vote by Internet, please visit http://www.eproxyvote.com/umb-bank/. If you are planning to attend the Annual Meeting, please save this Admission Ticket and bring it to the meeting for admission.

The Payless ShoeSource Annual Meeting of Shareowners will be held at:

PAYLESS SHOESOURCE, INC., POZEZ AUDITORIUM
3231 S.E. SIXTH AVENUE
TOPEKA, KANSAS
THURSDAY, MAY 26, 2005
10:00 A.M., CENTRAL DAYLIGHT SAVING TIME

TO VOTE USING THE INTERNET:

1. Read the accompanying Proxy Statement.

2. Visit the Internet voting site at http://www.eproxyvote.com/umb-bank/ and follow the instructions on the screen.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the above proxy card. Please note that all votes cast by using the Internet must be submitted prior to 5:00 p.m., Central Daylight Saving Time, May 25, 2005. Your Internet vote is quick, convenient and submitted immediately.

If you vote using the Internet, please do not return your proxy card by mail.

THANK YOU FOR YOUR VOTE.

ADMISSION TICKET